Exhibit 5.1

Reinhart Boerner Van Deuren s.c. P.O. Box 2965 Milwaukee, WI 53201-2965 1000 North Water Street Suite 1700 Milwaukee, WI 53202 Telephone: 414-298-1000 Facsimile: 414-298-8097 reinhartlaw.com

May 3, 2023	Benjamin G. Lombard Direct Dial: 414-298-8225 blombard@reinhartlaw.com

Veru Inc. 2916 N. Miami Avenue, Suite 1000 Miami, FL 33127

To Whom it May Concern:

We have acted as counsel for Veru Inc., a Wisconsin corporation (the “Company”), in connection with the prospectus supplement dated May 3, 2023 (the “Prospectus Supplement”) to be filed pursuant to Rule 424(b) of the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of up to (i) $100,000,000 of shares (the “Purchase Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), (ii) 800,000 shares (the “Initial Commitment Shares”) of Common Stock, and (iii) up to $1,000,000 of shares (the “Additional Commitment Shares” and, collectively with the Purchase Shares and the Initial Commitment Shares, the “Shares”) of Common Stock. The Shares are being sold and issued pursuant to a purchase agreement between the Company and Lincoln Park Capital Fund, LLC dated as of May 2, 2023 (the “Purchase Agreement”). The Prospectus Supplement is part of the Registration Statement on Form S-3 (File No. 333-270606) filed with the SEC on March 16, 2023 and declared effective on April 14, 2023 (the “Registration Statement”). Capitalized terms used in this letter which are not otherwise defined shall have the meanings given to such terms in the Purchase Agreement.

In arriving at the opinion expressed below, we have examined (i) the Registration Statement, (ii) the Prospectus Supplement, (iii) the Company’s Amended and Restated Articles of Incorporation, as amended, and Amended and Restated By-Laws, (iii) resolutions of the Company’s Board of Directors relating to the authorization of the issuance of the Shares; (iv) the Purchase Agreement; and (v) such other instruments and certificates of public officials and other persons as we have deemed appropriate. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the genuineness of all signatures on documents reviewed by us.

Milwaukee • Madison • Waukesha • Wausau • Chicago, IL

Rockford, IL • Minneapolis, MN • Denver, CO • Phoenix, AZ

Veru Inc.

May 3, 2023

Based upon the foregoing, and upon such further examination as we have deemed relevant and necessary, we are of the opinion that the Shares, when issued and paid for in accordance with the terms of the Purchase Agreement, will be duly and validly issued, fully-paid and nonassessable.

We express no opinion as to the applicability of, compliance with or effect of, the laws of any jurisdiction other than United States federal law and the laws of the State of Wisconsin.

We hereby consent to the deemed incorporation by reference of this opinion into the Registration Statement and to the references to our firm therein. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Yours very truly,

REINHART BOERNER VAN DEUREN s.c.

BY	/s/ Benjamin Lombard
Benjamin G. Lombard